Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Puma Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	3,000,000	$2.55	$7,650,000	$0.00014760	$1,129.14
		Total Offering Amounts					$7,650,000		$1,129.14
	2	Total Fee Offsets							$—
		Net Fee Due							$1,129.14

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), that become issuable under the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

The 2011 Plan authorizes the issuance of shares of Common Stock, of which 3,000,000 shares are being registered hereunder, 2,000,000 shares have been registered previously on Form S-8 (Reg. No. 333-259585), 2,000,000 shares have been registered previously on Form S-8 (Reg. No. 333-219347), 4,000,000 shares have been registered previously on Form S-8 (Reg. No. 333-205117), 3,000,000 shares have been registered previously on Form S-8 (Reg. No. 333-196993), and another 3,529,412 shares have been registered previously on Form S-8 (Reg. No. 333-181703).

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $2.55 per share, which is the average of the high and low prices of the Common Stock on August 23, 2024, as reported on the NASDAQ Global Select Market.

(2)	The Registrant does not have any fee offsets.